EXHIBIT 99.2

First Fiscal Year Certification

I, Mary Dieter Smith, certify, based on my knowledge, that:

(i) The compensation committee of Sonoma Valley Bancorp discussed, reviewed, and evaluated with senior risk officers on August 19, 2009 and have scheduled another meeting for April 21, 2010, during the period beginning on the later of September 14, 2009, or ninety days after the closing date of the agreement between the Sonoma Valley Bancorp and Treasury and ending with the last day of the Sonoma Valley Bancorp’s fiscal year containing that date (the applicable period), the senior executive officer (SEO) compensation plans and the employee compensation plans and the risks these plans pose to Sonoma Valley Bancorp;

(ii) The compensation committee of Sonoma Valley Bancorp has identified and limited during the applicable period any features of the SEO compensation plans that could lead SEO’s to take unnecessary and excessive risks that could threaten the value of Sonoma Valley Bancorp, and during that same applicable period has identified any features of the employee compensation plans that pose risks to Sonoma Valley Bancorp and has limited those features to ensure that Sonoma Valley Bancorp is not unnecessarily exposed to risks;

(iii) The compensation committee will review going forward, at least every six months during the applicable period, the terms of each employee compensation plan and identified any features of the plan that could encourage the manipulation of reported earnings of Sonoma Valley Bancorp to enhance the compensation of an employee, and has limited any such features;

(iv) The compensation committee of Sonoma Valley Bancorp will certify to the reviews of the SEO compensation plans and employee compensation plans required under (i) and (iii) above;

(v) The compensation committee of Sonoma Valley Bancorp will provide a narrative description of how it limited during any part of the most recently completed fiscal year that included a TARP period the features in

(A) SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of Sonoma Valley Bancorp;

(B) Employee compensation plans that unnecessarily expose Sonoma Valley Bancorp to risks; and

(C) Employee compensation plans that could encourage the manipulation of reported earnings of Sonoma Valley Bancorp to enhance the compensation of an employee;

(vi) Sonoma Valley Bancorp has required that bonus payments, as defined in the regulations and guidance established under section 111 of EESA (bonus payments), of the SEOs and twenty next most highly compensated employees be subject to a recovery or “clawback” provision during any part of the most recently completed fiscal year that was a TARP period if the bonus payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria;

(vii) Sonoma Valley Bancorp has prohibited any golden parachute payment, as defined in the regulations and guidance established under section 111 of EESA, to a SEO or any of the next five most highly compensated employees during the period beginning on the later of the closing date of the agreement between the Sonoma Valley Bancorp and Treasury or June 15, 2009 and ending with the last day of the Sonoma Valley Bancorp’s fiscal year containing that date;

(viii) Sonoma Valley Bancorp has limited bonus payments to its applicable employees in accordance with section 111 of EESA and the regulations and guidance established thereunder during the period beginning on the later of the closing date of the agreement between the Sonoma Valley Bancorp and Treasury or June 15, 2009 and ending with the last day of the Sonoma Valley Bancorp’s fiscal year containing that date;

(ix) The board of directors of Sonoma Valley Bancorp has established an excessive or luxury expenditures policy, as defined in the regulations and guidance established under section 111 of EESA, by the later of September 14, 2009, or ninety days after the closing date of the agreement between the Sonoma Valley Bancorp and Treasury; this policy has been provided to Treasury and its primary regulatory agency; Sonoma Valley Bancorp and its employees have complied with this policy during the applicable period; and any expenses that, pursuant to this policy, required approval of the board of directors, a committee of the board of directors, an SEO, or an executive officer with a similar level of responsibility were properly approved;

(x) Sonoma Valley Bancorp will permit a non-binding shareholder resolution in compliance with any applicable Federal securities rules and regulations on the disclosures provided under the Federal securities laws related to SEO compensation paid or accrued during the period beginning on the later of the closing date of the agreement between the Sonoma Valley Bancorp and Treasury or June 15, 2009 and ending with the last day of the Sonoma Valley Bancorp’s fiscal year containing that date;

(xi) Sonoma Valley Bancorp will disclose the amount, nature, and justification for the offering during the period beginning on the later of the closing date of the agreement between the Sonoma Valley Bancorp and Treasury or June 15, 2009 and ending with the last day of the Sonoma Valley Bancorp’s fiscal year containing that date of any perquisites, as defined in the regulations and guidance established under section 111 of EESA, whose total value exceeds $25,000 for any employee who is subject to the bonus payment limitations identified in paragraph (viii);

(xii) Sonoma Valley Bancorp will disclose whether Sonoma Valley Bancorp, the board of directors of Sonoma Valley Bancorp, or the compensation committee of Sonoma Valley Bancorp has engaged during the period beginning on the later of the closing date of the agreement between the Sonoma Valley Bancorp and Treasury or June 15, 2009 and ending with the last day of the Sonoma Valley Bancorp’s fiscal year containing that date, a compensation consultant; and the services the compensation consultant or any affiliate of the compensation consultant provided during this period;

(xiii) Sonoma Valley Bancorp has prohibited the payment of any gross-ups, as defined in the regulations and guidance established under section 111 of EESA, to the SEOs and the next twenty most highly compensated employees during the period beginning on the later of the closing date of the agreement between the Sonoma Valley Bancorp and Treasury or June 15, 2009 and ending with the last day of the Sonoma Valley Bancorp’s fiscal year containing that date;

(xiv) Sonoma Valley Bancorp has substantially complied with all other requirements related to employee compensation that are provided in the agreement between Sonoma Valley Bancorp and Treasury, including any amendments;

(xv) Sonoma Valley Bancorp has submitted to Treasury a complete and accurate list of the SEOs and the twenty next most highly compensated employees for the current fiscal year and the most recently completed fiscal year, with the non-SEOs ranked in descending order of level of annual compensation, and with the name, title, and employer of each SEO and most highly compensated employee identified; and

(xvi) I understand that a knowing and willful false or fraudulent statement made in connection with this certification may be punished by fine, imprisonment, or both.  (See, for example, 18 USC 1001).

Dated: April 28, 2010	/s/ Mary Dieter Smith
Mary Dieter Smith
Chief Financial Officer
(Principal Financial Officer)